Affinity Bancshares, Inc.

Announces First Quarter 2023

Financial Results

Affinity Bancshares, Inc. (NASDAQ:“AFBI”) (the “Company”), the holding company for Affinity Bank (the “Bank”), today announced net income of $1.7 million for the three months ended March 31, 2023, as compared to $1.8 million for the three months ended March 31, 2022.

	At or for the three months ended,
Performance Ratios:	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net income (in thousands)	$1,722	$1,699	$1,861	$1,783	$1,791
Diluted earnings per share	0.26	0.26	0.27	0.27	0.26
Common book value per share	18.02	17.73	17.37	17.51	17.58
Tangible book value per share (1)	15.20	14.92	14.57	14.68	14.75
Total assets (in thousands)	932,302	791,283	776,390	766,679	760,208
Return on average assets	0.84%	0.84%	0.95%	0.95%	0.97%
Return on average equity	5.90%	5.78%	6.30%	6.13%	5.97%
Equity to assets	12.69%	14.80%	14.84%	15.05%	15.31%
Tangible equity to tangible assets (1)	10.92%	12.75%	12.75%	12.93%	13.17%
Net interest margin	3.58%	3.85%	4.12%	4.06%	4.47%
Efficiency ratio	69.73%	71.38%	67.62%	67.23%	69.00%
(1) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP.

Net Income

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Net income was $1.7 million for the three months ended March 31, 2023, as compared to $1.8 million for the three months ended March 31, 2022, as a result of an increase in deposit interest expense offset by an increase in interest income and decreases in noninterest expenses.
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Operating net income was $1.7 million and $0.26 diluted earnings per share for the three months ended March 31, 2023, as compared to $1.5 million and $0.22 diluted earnings per share for the three months ended March 31, 2022.

Results of Operations

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Net interest income was $6.9 million for the three months ended March 31, 2023 compared to $7.8 million for the three months ended March 31, 2022, due to an increase in deposit costs and recognition of remaining purchase accounting fair value discounts upon the payoff of acquired Federal Home Loan Bank (FHLB) advances in the first quarter of 2022, partially offset by an increase in interest income on loans.
•
Net interest margin for the three months ended March 31, 2023 decreased to 3.58% from 4.53% for the three months ended March 31, 2022. The Company anticipates it will experience continued margin compression in 2023 as a result of recent increases in market interest rates along with the mark on the FHLB advances from acquisition that was recognized upon payoff in first quarter 2022.
•
Noninterest income was $552 thousand for the three months ended March 31, 2023 and $595 thousand for the three months ended March 31, 2022. The decrease was attributable to a decrease in mortgage fee income.
•
Non-interest expense was $5.2 million and $5.8 million for the three months ended March 31, 2023 and 2022, respectively. The decrease was a result of the FHLB prepayment penalties paid in first quarter 2022.

Financial Condition

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Total assets increased $141.0 million to $932.3 million at March 31, 2023 from $791.3 million at December 31, 2022 to further enhance liquidity.
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Total net loans increased $15.3 million to $652.2 million at March 31, 2023 from $636.9 million at December 31, 2022. The increase was due to steady loan demand.
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Non-owner occupied office loans totaled $26.2 million at March 31, 2023; average LTV on these loans is 45%;
o
$10.4 million medical/ dental tenants
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$15.8 million to other various tenants.
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Investment securities held-to-maturity unrealized losses were $1.3 million, net of tax. Investment securities available-for-sale unrealized losses were $6.2 million, net of tax.
•
Cash and cash equivalents increased to $136.9 million at March 31, 2023 from $26.3 million at December 31, 2023, primarily due to an increase in deposits.
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Deposits increased by $93.6 million to $750.8 million at March 31, 2023 compared to $657.2 million at December 31, 2022, in part due to increases in certificates of deposits of $116.2 million offset by $22.6 million decreases in non-time deposits, as customers increased deposits in higher-yielding accounts during the current interest rate environment. The certificates of deposits increase included brokered deposits totaling $85.6 million with an average life of three years and an average interest rate of 5.07%.
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Uninsured deposits were approximately $91.9 million and represented 12.1% of total deposits.
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Borrowings increased by $45.0 million to $55.0 million at March 31, 2023 compared to $10.0 million at December 31, 2022 as we continue to evaluate borrowing needs related to enhancing bank liquidity.

Asset Quality

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Non-performing loans increased to $6.9 million at March 31, 2023 from $6.7 million at December 31, 2022.
•
The allowance for credit losses as a percentage of non-performing loans was 145.49% at March 31, 2023, as compared to 138.8% at December 31, 2022.
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Allowance for credit losses decreased to 1.40% at March 31, 2023 from 1.46% of total loans at December 31, 2022.
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Net loan charge-offs were $91 thousand for the three months ended March 31, 2023, as compared to $3 thousand for the three months ended March 31, 2022.

About Affinity Bancshares, Inc.

The Company is a Maryland corporation based in Covington, Georgia. The Company’s banking subsidiary, Affinity Bank, opened in 1928 and currently operates a full-service office in Atlanta, Georgia, two full-service offices in Covington, Georgia, and a loan production office serving the Alpharetta and Cumming, Georgia markets.

Forward-Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which describe the future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. Forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, you should not place undue reliance on such statements. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this report. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions, interest rates and inflation; changes in asset quality; our ability to access cost-effective funding; fluctuations in real estate values; changes in laws or regulations; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in technology; failures or breaches of our IT security systems; our ability to introduce new products and services and capitalize on growth opportunities; our ability to successfully integrate acquired operations or assets; changes in accounting policies and practices; our ability to retain key employees; and the effects of natural disasters and geopolitical events, including terrorism, conflict and acts of war. These risks and other uncertainties are further discussed in the reports that the Company files with the Securities and Exchange Commission.

Average Balance Sheets

The following tables set forth average balance sheets, average annualized yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are monthly average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Three Months Ended March 31,
	2023			2022
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$651,750	$8,291	5.16%	$586,762	$6,996	4.84%
Investment securities held-to-maturity	32,898	503	6.20%	—	—	—
Investment securities available-for-sale	48,844	411	3.41%	48,648	260	2.14%
Interest-earning deposits and federal funds	45,758	488	4.32%	48,231	17	0.14%
Other investments	2,643	35	5.39%	1,000	6	2.33%
Total interest-earning assets	781,893	9,728	5.05%	684,641	7,279	4.25%
Non-interest-earning assets	51,044			62,343
Total assets	832,937			$746,984

Interest-bearing liabilities:
Interest-bearing checking accounts	$91,856	$45	0.20%	$96,273	$42	0.17%
Money market accounts	139,495	661	1.92%	144,455	88	0.25%
Savings accounts	95,897	552	2.34%	86,195	83	0.38%
Certificates of deposit	149,058	1,056	2.87%	94,465	290	1.23%
Total interest-bearing deposits	476,306	2,314	1.97%	421,388	503	0.48%
FHLB advances and other borrowings	46,723	516	4.48%	8,821	(975)	(44.20)%
Total interest-bearing liabilities	523,029	2,830	2.19%	430,209	(472)	(0.44)%
Non-interest-bearing liabilities	191,659			195,024
Total liabilities	714,688			625,233
Total stockholders' equity	118,249			121,751
Total liabilities and stockholders' equity	$832,937			$746,984
Net interest rate spread			2.86%			4.69%
Net interest income		$6,898			$7,751
Net interest margin			3.58%			4.53%

AFFINITY BANCSHARES, INC.

Consolidated Balance Sheets

(unaudited)

	March 31, 2023	December 31, 2022
	(Dollars in thousands except per share amounts)
Assets
Cash and due from banks	$5,714	$2,928
Interest-earning deposits in other depository institutions	131,172	23,396
Cash and cash equivalents	136,886	26,324
Investment securities available-for-sale	51,154	46,200
Investment securities held-to-maturity (estimated fair value of $32,507)	34,119	26,527
Other investments	2,996	1,082
Loans, net	652,192	636,909
Other real estate owned	2,901	2,901
Premises and equipment, net	4,156	4,257
Bank owned life insurance	15,811	15,724
Intangible assets	18,510	18,558
Other assets	13,577	12,801
Total assets	$932,302	$791,283
Liabilities and Stockholders' Equity
Liabilities:
Non-interest-bearing checking	$183,862	$190,297
Interest-bearing checking	97,537	91,167
Money market accounts	134,872	148,097
Savings accounts	92,382	101,622
Certificates of deposit	242,186	125,989
Total deposits	750,839	657,172
Federal Home Loan Bank advances and other borrowings	55,000	10,025
Accrued interest payable and other liabilities	8,153	6,983
Total liabilities	813,992	674,180
Stockholders' equity:
Common stock (par value $0.01 per share, 40,000,000 shares authorized; 6,566,137 issued and outstanding at March 31, 2023 and 6,605,384 issued and outstanding at December 31, 2022)	66	66
Preferred stock (10,000,000 shares authorized, no shares outstanding)	—	—
Additional paid in capital	62,549	63,130
Unearned ESOP shares	(4,743)	(4,795)
Retained earnings	66,619	65,357
Accumulated other comprehensive loss	(6,181)	(6,655)
Total stockholders' equity	118,310	117,103
Total liabilities and stockholders' equity	$932,302	$791,283

AFFINITY BANCSHARES, INC.

Consolidated Statements of Income

(unaudited)

	Three Months Ended March 31,
	2023	2022
	(Dollars in thousands except per share amounts)
Interest income:
Loans, including fees	$8,291	$6,996
Investment securities	949	266
Interest-earning deposits	488	17
Total interest income	9,728	7,279
Interest expense:
Deposits	2,314	503
FHLB advances and other borrowings	516	(975)
Total interest expense	2,830	(472)
Net interest income before provision for credit losses	6,898	7,751
Provision for credit losses	7	250
Net interest income after provision for credit losses	6,891	7,501
Noninterest income:
Service charges on deposit accounts	391	392
Other	161	203
Total noninterest income	552	595
Noninterest expenses:
Salaries and employee benefits	3,004	3,008
Occupancy	644	582
Advertising	97	80
Data processing	493	494
FHLB prepayment penalties	—	647
Other	956	947
Total noninterest expenses	5,194	5,758
Income before income taxes	2,249	2,338
Income tax expense	527	547
Net income	$1,722	$1,791
Weighted average common shares outstanding
Basic	6,599,672	6,806,405
Diluted	6,681,680	6,908,665
Basic earnings per share	$0.26	$0.26
Diluted earnings per share	$0.26	$0.26

Explanation of Certain Unaudited Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation table below for details on the earnings impact of these items.

	At or For the Period Ending
Non-GAAP Reconciliation	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Operating net income reconciliation
Net income (GAAP)	$1,722	$1,699	$1,861	$1,783	$1,791
FHLB mark from called borrowings	—	—	—	—	988
FHLB prepayment penalties	—	—	—	—	647
Income tax expense	—	—	—	—	(87)
Operating net income	$1,722	$1,699	$1,861	$1,783	$1,537
Weighted average diluted shares	6,681,680	6,708,922	6,752,152	6,684,721	6,908,665
Adjusted earnings per share	$0.26	$0.26	$0.27	$0.27	$0.22
Tangible book value per common share reconciliation
Book Value per common share (GAAP)	$18.02	$17.73	$17.37	$17.51	$17.58
Effect of goodwill and other intangibles	(2.82)	(2.81)	(2.80)	(2.83)	(2.83)
Tangible book value per common share	$15.20	$14.92	$14.57	$14.68	$14.75
Tangible equity to tangible assets reconciliation
Equity to assets (GAAP)	12.69%	14.80%	14.84%	15.05%	15.31%
Effect of goodwill and other intangibles	(1.77)%	(2.05)%	(2.09)%	(2.12)%	(2.14)%
Tangible equity to tangible assets (1)	10.92%	12.75%	12.75%	12.93%	13.17%
(1) Tangible assets is total assets less intangible assets. Tangible equity is total equity less intangible assets.